EXHIBIT  11.1

                         ALLIED WASTE INDUSTRIES, INC.
     STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS - PRIMARY
(in thousands except for per share amounts and number of shares; unaudited)


                                              Three Months Ended March 31,
                                                  1995         1996

Net income                                    $   2,190      $   2,561
Dividends on preferred stock                     (1,144)          (288)
Adjusted net income                           $   1,046      $   2,273

Historical weighted average common
     shares outstanding                      27,047,242     47,995,290
Common stock equivalents -
   Stock options and warrants                    -- (*)      2,314,668
   Series C preferred                           234,820             --
Issuable pursuant to earn-out agreements        311,809        143,686
Weighted average common and common
   equivalent shares                         27,593,871     50,453,644

Primary net income per share                   $   0.04       $   0.05

(*) Assumed conversion of each of these securities, on an individual basis has an anti-dilutive effect on earnings per share.




EXHIBIT  11.2

                       ALLIED WASTE INDUSTRIES, INC.
   STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS - FULLY DILUTED (in thousands except for per share amounts and number of shares; unaudited)

                                            Three Months Ended March 31,
                                                 1995            1996

Net income                                   $   2,190        $   2,561
Dividends on preferred stock                    (1,144)            (288)
Adjusted net income                          $   1,046        $   2,273

Historical weighted average common shares
     outstanding                            27,047,242       47,995,290
Common stock equivalents -
   Stock options and warrants                       -- (*)    2,314,668
   Series C preferred                          234,820               --
Assumed conversions -
   Series D preferred                               -- (*)           --
   9% cumulative convertible preferred              -- (*)           -- (*)
   $90 cumulative convertible preferred             -- (*)           --
   7% cumulative convertible preferred              -- (*)           -- (*)
   Convertible notes                                -- (*)           -- (*)
Issuable pursuant to earn-out agreements       311,809          143,686
Weighted average common and common
     equivalent shares                      27,593,871       50,453,644

Fully diluted net income per share            $   0.04         $   0.05

(*) Assumed conversion of each of these securities, on an individual basis, has an anti-dilutive effect on earnings per share.